Exhibit 10.10

[FORM OF TERMS AND CONDITIONS APPLICABLE TO 2023-2025 PSU AWARDS TO BE CONVERTED PURSUANT TO SECTION 4.02(f)(ii) OF THE EMPLOYEE MATTERS AGREEMENT. AS PROVIDED HEREIN, MODIFICATIONS AND ADJUSTMENTS TO THESE TERMS AND CONDITIONS MAY BE MADE TO REFLECT THE PARTICIPANT’S EMPLOYER AFTER COMPLETION OF THE SPIN-OFF.]

Kellogg Company

Long Term Incentive Plan

PERFORMANCE STOCK UNIT TERMS AND CONDITIONS

2023-2025

Kellogg Company is offering to grant you a Performance Stock Unit award under the Kellogg Company 2022 Long Term Incentive Plan. There are a number of terms and conditions associated with this award, including non-competition, non-solicitation, non-disparagement and confidentiality obligations, which are set forth in this terms and conditions document. You may accept or reject this award and these terms and conditions by following the process provided Kellogg Company. If you do not accept or reject this award and its terms and conditions by the end of the acceptance window established by Kellogg Company, you will be deemed to have accepted this award and these terms and conditions.

You should review these terms and conditions carefully and are encouraged to consult an attorney before agreeing to any of these provisions, including but not limited to the non-competition, non-solicitation, non-disparagement and confidentiality obligations.

1.

Awards: Performance Stock Unit (“PSU”) awards are typically granted to participants upon the approval of the Compensation and Talent Management Committee of the Board of Directors of Kellogg Company (the “Committee”). The Performance Stock Units will be earned on the Vesting Date (as defined below) as determined by the Board of Directors of Kellogg Company (the “Board”), with any unearned Performance Stock Units being forfeited without notice on the Vesting Date. The performance measures are Organic Net Sales Growth and Aggregate Operating Cash Flow over a three-year period as described in the Long-Term Incentive Plan Guide effective for awards made in 2023.

This PSU award will be void and will have no force and effect if the participant is terminated, resigned, retired, on long-term disability, on a severance leave of absence or otherwise not an active employee on the date of grant. Notwithstanding the preceding sentence, an employee who initially becomes eligible for this 2023-2025 PSU after the grant date and during the first year of the Performance Period may receive a prorated PSU award for the Performance Period upon vesting. In such cases the factor for proration will be the same as the factor used for proration for a participant for whom death, Disability or Retirement occurs during the Performance Period. Employees who receive and accept a PSU award are participants in the Kellogg Company 2022 Long-Term Incentive Plan (the “Plan”).

2.	Grant Date: February 17, 2023

3.	Performance Period: The Company’s 2023-2025 fiscal years.

4.

Vesting: Performance Stock Units are earned and vest on the Board meeting that occurs closest to the third anniversary of the grant date, which Board meeting shall occur in the same calendar year as the third anniversary of the grant date, provided the recipient remains continuously employed from the grant through such date (the “Vesting Date”), except as otherwise provided herein.

Upon the termination of the participant’s employment due to the participant’s death, Disability or Retirement prior to the Vesting Date, the Performance Stock Units will continue to remain eligible to vest in accordance with their terms and the participant will be eligible for a prorated award upon vesting; provided, however, that in the event a participant’s employment terminates due to Retirement, to the extent necessary to comply with the terms of the Plan, the participant shall have been actively employed for a minimum of one year following the applicable grant date and prior to the date of Retirement. In such cases, the factor for proration will be calculated by dividing the number of days the participant actively provided services to the Company (including weekends, holidays, and vacation, but not including time on severance) during the Performance Period by the total number of days in the Performance Period. For example, if a participant is actively employed during the entire year of the first fiscal year of the Performance Period but retires on the first day of the second fiscal year of the Performance Period, the pro-ration factor will be 33% calculated by dividing days actively employed (365) by the total number of days in the Performance Period (1,099). Participants will forfeit, without further notice and effective as of their date of termination, any unvested Performance Stock Units if their employment terminates prior to the Vesting Date for any reason other than death, Disability or Retirement.

Retirement under the Plan is the same as the participant’s defined benefit pension-based eligibility criteria for an early retirement benefit for those that receive a defined benefit pension from Kellogg Company or any of its subsidiaries (the “Company”). If the participant does not have a defined benefit pension from the Company, Retirement means the participant terminates employment with the Company on or after the participant has attained age 55 with at least five years of service with the Company and the participant’s combined age and years of service equal at least 65. For example, a participant who has attained age 55 and 7 months and who has 9 years and 8 months of service will have a combined age and service over 65.

5.

Non-Solicitation: As a condition for receipt of this PSU award, and in consideration of the compensation and benefits provided pursuant to this PSU award, the sufficiency of which is hereby acknowledged, acceptance of this PSU award is agreement by the participant that during the participant’s active employment and thereafter for a period of 18 months, the participant shall not, without the prior written consent of the Chief Legal Officer, directly or indirectly employ, solicit the employment of (whether as an employee officer, director, agent, consultant or independent contractor), or otherwise encourage to leave the Company, any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company. Nothing in this agreement will prohibit the hiring of any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company, so long as the solicitation of the person was initiated through publicly available advertisements.

6.

Non-Disparagement of the Company: As a condition for receipt of this PSU award, and in consideration of the compensation and benefits provided pursuant to this PSU award, the sufficiency of which is hereby acknowledged, acceptance of this PSU award is agreement by the participant that during the term of the participant’s active employment and thereafter, the participant will not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding this limitation, acceptance of this award is not intended to prevent or inhibit the participant from filing a charge or a complaint with a government agency or otherwise participating in or assisting a government investigation. In addition, to the extent required by Public Law 117-224, this non-disparagement provision shall not be enforceable with respect to any “sexual harassment dispute” or “sexual assault dispute” (as those terms are defined in Public Law 117-224) arising after the date the participant accepts this award.

7.

Non-Competition: If a participant voluntarily leaves employment of the Company within one year of the Vesting Date to work for a direct competitor of the Company, then the value of the Performance Stock Units on the Vesting Date, less any tax withholding or tax obligations, but without regard to any subsequent market price decrease or increase (the “Net Performance Stock Unit Proceeds”), shall be immediately due and payable in cash by the participant, without notice, to the Company. For purposes of this award (i) “a direct competitor of the Company” means any person, firm, partnership, corporation or other business or entity that sells any of the Products (as defined below) in the Geographic Area (as defined below) and any retailer that sells a private label version of any of the Products in the Geographic Area, including, without limitation, General Mills, Nestle, ConAgra, Post, Mondelez, Malt-O-Meal, Quaker, Diamond Foods, Campbell’s, PepsiCo, Hershey, Utz, Snyder’s-Lance, Cereal Partners Worldwide, Intersnack, Ulker; or any affiliate or successor to any such company, (ii) “Products” means ready-to-eat cereal products, hot cereal products, breakfast, protein or meal replacement beverages, toaster pastries, wholesome snacks including, but not limited to, cereal bars, granola bars, protein bars, crispy marshmallow treats, frozen waffles, frozen pancakes, crackers, salty snacks including by not limited to potato and tortilla chips, any other grain-based convenience foods, noodles, meat substitutes, and plant-based products, or any other product which the Company manufactures, distributes, sells or markets at the time the participant’s active employment with the Company ends, and (iii) “Geographic Area” means any territory, region or country where the Company sells any Products at any time ending on the one year period following the Vesting Date.

8.

Preservation of Company Confidential Information: As a condition for receipt of this PSU award, and in consideration of the compensation and benefits provided pursuant to this PSU award, the sufficiency of which is hereby acknowledged, acceptance of this PSU award is agreement by the participant that the participant will not (without first obtaining the prior written consent in each instance from the Company) during the term of the participant’s employment and thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation (other than agents or representatives of the Company in furtherance of the participant’s duties), any information received directly or indirectly from the Company or acquired or developed in the course of the participant’s employment, including, by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

9.

Change in Control: Notwithstanding the above, in the event of a Change in Control before the end of the Performance Period, all Performance Stock Units subject to this award will fully vest immediately as of the Change in Control, will be considered fully earned and will be payable in full, with all applicable Performance Goals deemed achieved at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee no later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period), as promptly as practicable following the Change in Control if the awards have not been assumed or replaced by a Substitute Award, as defined below.

An award will qualify as a Substitute Award (“Substitute Award”) if it is assumed by a successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Committee, preserves the existing value of the outstanding Performance Stock Units at the time of the Change in Control and provide vesting, payout terms, performance goals and performance period, as applicable, that are at least as favorable to participants as vesting, payout terms, performance goals and performance period applicable to the Performance Stock Units (including the terms and conditions that would apply in the event of a subsequent Change in Control).

If and to the extent that Performance Stock Units are assumed by the successor corporation (or affiliate, person or other entity thereto) or are replaced with Substitute Awards, then all such Substitute Awards shall remain outstanding and be governed by their respective terms and the provisions of the applicable plan.

If the Performance Stock Units are assumed or replaced with a Substitute Award and the participant’s employment with the Company is thereafter terminated (i) by the Company or successor, as the case may be, for any reason other than Cause; or (ii) the participant is eligible to participate in the Kellogg Company Change in Control Severance Policy for Key Executives, or any other severance plan or policy adopted by the Company and in effect as of the date of the Change in Control, for Good Reason (as and to the extent defined in such plan or policy), in each case, within the two-year period commencing on the date of the Change in Control, then all Substitute Awards held by the participant will fully vest immediately as of the date of the participant’s termination and will be considered fully earned and will be payable at target promptly as practicable following the termination of employment.

10.

Spin-Off Treatment (2023-2025 PSUs): Notwithstanding the terms herein, in the event that Kellogg Company completes the spin-off of its North American cereal business (“Cereal Co.”) (the “Spin-Off”) before the end of the Performance Period, any of the following actions will be taken with respect to the Performance Stock Units:

(a)

Adjustment to Performance Stock Units. The Performance Stock Units will either (i) continue to apply to shares of Kellogg Company Common Stock or (ii) be converted to apply to shares of Cereal Co. common stock, in either case with adjustments to the number of shares covered by the Performance Stock Units being determined in a manner intended to preserve the value of the shares subject to this PSU award before and after the Spin-Off.

(b)

Adjustment to the Performance Period. The Performance Period will either (i) be terminated as of the Spin-Off or (ii) will continue to apply after the Spin-Off. If the Performance Period is terminated, performance will be measured as of the Spin-Off and a number (which could be zero, depending on actual performance) of Performance Stock Units will be deemed to have met the performance goals as of such date (the “Earned PSUs”). Any Earned PSUs will vest based on the participant’s continued employment with Kellogg Company or Cereal Co. (as applicable) through the original Vesting Date. If the Performance Period continues after the Spin-Off, adjustments will be made to the performance goals to reflect the Spin-Off.

(c)

Adjustments to Reflect Employer. In connection with the Spin-Off, modifications or amendments to the Performance Stock Units granted hereunder may be made to reflect the participant’s continued employer after the Spin-Off and the actions described above. For example, if the participant were to be employed by Cereal Co. after the Spin-Off, modifications to this PSU award will be made to reflect that the vesting of the Performance Stock Units is contingent upon the participant’s continued employment by Cereal Co.

All decisions regarding the effect of the Spin-Off on these Performance Stock Units will be made by either (x) the Committee in the event the participant remains an employee with Kellogg Company following the Spin-Off, or (y) the compensation committee or a similar committee of the board of directors of Cereal Co. in the event the participant’s employment transfers to Cereal Co. in connection with the Spin-Off, and such decisions will be final and binding.

11.

Settlement: As soon as administratively possible after the Vesting Date, or the Change in Control, whichever is applicable, but in any event within the same calendar year as the Vesting Date or the Change in Control, the number of net shares of the Kellogg Company Common Stock earned will be deposited into a Merrill Lynch account. After the shares of Kellogg Company Common Stock are deposited following the Vesting Date, Participants can contact Merrill Lynch at 1-866-866-4050 or 1-609-818-8669 (outside of the U.S., Canada or Puerto Rico), or the Merrill Lynch Grand Rapids Office at 1-877-884-4371 or 1-616-774-4252 (outside the U.S., Canada or Puerto Rico) for customer service.

12.

Dividends: If cash dividends are declared and paid on Kellogg Company Common Stock prior to the date the Performance Stock Unit award is vested, an amount equal to the cash dividends payable on the Kellogg Company Common Stock represented by the Performance Stock Unit award will be converted as of the dividend payment date to the equivalent number of whole shares of Kellogg Company Common Stock, including fractional shares, and credited to a bookkeeping account maintained for the participant’s benefit (“Dividend Equivalent Units”). Cash dividends declared and paid on the Kellogg Company Common Stock represented by Dividend Equivalent Units prior to the date the Dividend Equivalent Units are vested shall also be credited to the participant’s account and converted to Kellogg Company Common Stock in the same manner as dividends with respect to PSU awards. Upon the vesting of the Performance Stock Units, the amount of Dividend Equivalent Units that vest will be adjusted in the same manner as the corresponding Performance Stock Units and be paid in shares of Kellogg Company Common Stock (rounded up to the nearest whole number of shares). If the Performance Stock Units are prorated as the result of the participant’s termination due to the participant’s death, Disability or Retirement, the Dividend Equivalent Units will vest in the same proportion that the corresponding Performance Stock Units vest. Dividend Equivalent Units attributable to forfeited Performance Stock Units shall also be forfeited.

13.

Voting: Performance Stock Units are not entitled to any voting rights until after they are vested and shares of Kellogg Company Common Stock are deposited in a Merrill Lynch account for the participant (net of taxes). As soon as administratively possible after that occurs, the participant will be entitled to voting rights on such shares of Kellogg Company Common Stock.

14.

Taxes: Prior to the delivery of any shares of Kellogg Company Common Stock in settlement of Performance Stock Units, the Company shall have the power and right to deduct or withhold or require the participant to remit to the Company an amount sufficient to satisfy any federal, state, local, or foreign taxes of any kind which the Company in its sole discretion deems necessary to be withheld or remitted to comply with any applicable law, rule, or regulation. Participants will be deemed to have elected to pay the withholding taxes owed by allowing the Company to withhold shares on the Vesting Date (and delivering to the participant the net shares of Kellogg Company Common Stock) having a Fair Market Value equal to the amount sufficient to satisfy the Company’s statutory withholding obligations. The participant is responsible for paying the participant’s taxes that result from the granting or vesting of the Performance Stock Units. Taxes include, but are not limited to, Federal or national taxes, social insurance or FICA taxes, state and local taxes, and any other tax, if applicable.

15.

Communication: Target awards will be communicated to participants during the salary planning communication in late February or early March 2023. Participants will receive confirmation of the actual number of Performance Stock Units earned during the first quarter of the 2026 calendar year.

16.

Registration: Upon the depositing of the shares of Kellogg Company Common Stock in the Merrill Lynch account, the shares of Kellogg Company Common Stock will be registered in the participant’s name. Participants can change the registration of the shares by calling Merrill Lynch.

17.

Disposition at Vesting: After the shares of Kellogg Company Common Stock are deposited in the Merrill Lynch account in the participant’s name, the participant can leave the shares with Merrill Lynch, ask Merrill Lynch to sell the shares, have a certificate issued to the participant or have the shares electronically transferred to another broker. Certain fees may apply to selling or transferring shares - contact Merrill Lynch for details.

18.

Benefits: Income from the Performance Stock Units will not be included in earnings for the purposes of determining benefits, including pension, defined contribution retirement, disability, life insurance and other survivor benefits.

19.

Insiders: After the Performance Stock Units vest and the net shares of Kellogg Company Common Stock are deposited in the participant’s Merrill Lynch account, any participant who is an insider cannot dispose of the shares of Kellogg Company Common Stock without prior approval of the Legal & Compliance Department.

20.	Recoupment: If at any time (including after the Vesting Date or after payment), the Committee, including any person authorized pursuant to Section 3.2 of the Plan (an “Authorized Officer”):

(a)

reasonably believes that a participant has engaged in “Detrimental Conduct” (as defined below), then the Committee or an Authorized Officer may suspend the participant’s right to participate in the Performance Stock Unit Plan pending a determination of whether the participant has engaged in Detrimental Conduct;

(b)

determines that a participant has engaged in “Detrimental Conduct” (as defined below), then the grant of Performance Stock Units under the Plan and all rights thereunder shall terminate immediately without notice effective the date on which the participant engages in such Detrimental Conduct, unless terminated sooner by operation of another term or condition of this document or the Plan; and/or

(c)

determines the participant has engaged in “Detrimental Conduct” (as defined below), then the participant may be required to repay to the Company, in cash and upon demand, any payment of Performance Stock Units under the PSU made during and after the year in which the Detrimental Conduct occurred.

The return of PSU payment under paragraph (c) is in addition to and separate from any other relief available to the Company due to the participant’s Detrimental Conduct.

“Detrimental Conduct” means conduct that is contrary or harmful to the interest of the Company, including, but not limited to, (i) conduct relating to the participant’s employment for which either criminal or civil penalties against the participant may be sought, (ii) breaching the participant’s fiduciary duty or deliberately disregarding any of the Company’s policies or code of conduct, (iii) violating the Company’s insider trading policy or the commission of an act or omission which causes the participant or the Company to be in violation of federal or state securities laws, rules, regulations, and/or the rules of any exchange or association of which the Company is a member, including statutory disqualification, (iv) disclosing or misusing any confidential information or material concerning the Company, (v) participating in a hostile takeover attempt of the Company, (vi) engaging in an act of fraud or intentional misconduct during the participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements, or (vii) conduct resulting in a financial loss to the Company even though the Company is not required to or does not actually restate all or any portion of its financial statements.

For a participant who is an executive officer for purposes of Section 16 of the Exchange Act, any determination of whether the participant has engaged in an act of fraud or intentional misconduct during the participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements shall be made by the Committee and shall be subject to the review and approval of the Board of Directors.

If at any time the Company determines that a participant has breached the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this PSU award, the participant will be obligated, to the maximum extent permitted by law, to reimburse the Company for the Net Performance Stock Unit Proceeds paid to the participant pursuant to this PSU award. By accepting this PSU award, the participant also agrees and acknowledges that if the participant breaches the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this PSU award, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. The participant therefore agrees that, if the participant breaches the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this PSU award, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage. If this PSU award has not vested on the date the Company determines the participant breached the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this PSU award, this PSU award shall be forfeited by the participant and cancelled by the Company.

The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D-1 of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) and under any clawback policy of the Company implemented to comply with such requirements.

21.

Offsets: Any amounts the Company owes the participant from time to time (including amounts owed to the participant as wages or other compensation, fringe benefits, or vacation pay, as well as, any other amounts owed to the participant by the Company) may be offset, to the extent of the amounts the participant owes the Company, provided that amounts owed to the participant which constitute “non-qualified deferred compensation” under Code Section 409A shall only be offset to the extent allowed under Code Section 409A. Whether or not the Company elects to make any set-off for the full amount owed, calculated as set forth above, the participant agrees to pay immediately the unpaid balance to the Company. The participant may be released from obligations under this section only if the Committee or an Authorized Officer determines in its sole discretion that such action is in the best interests of the Company.

22.

Recordkeeping and Authorization: By entering into and accepting receipt of this PSU award, the participant (i) authorizes the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services to disclose to the Company such information and data as the Company shall request in order to facilitate the grant of PSU awards and the administration of the Plan; (ii) waives any data privacy rights the participant may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form.

23.

Other Plan Provisions: The 2023-2025 PSU was adopted under the Plan and is subject to all the provisions of the Plan, including those related to the ability of the Board of Directors to amend the Plan, the PSU or any awards thereunder. Nothing in this summary, the Overview, or the Plan shall confer upon the participant any right of continued employment. Capitalized terms not defined herein shall have the meaning given such term in the Plan.

24.

Administration: The Plan and this PSU award shall be administered and interpreted by the Committee, as provided in the Plan. Any decision, interpretation or other action made or taken in good faith by the Committee or the Board, arising out of or in connection with the Plan shall be final, binding and conclusive on the Company and all employees and their respective heirs, executors, administrators, successors and assigns. Determinations by the Committee or the Board, including without limitation determinations of employee eligibility, the form, amount and timing of awards, the terms and provisions of awards, and the agreements evidencing awards, need not be uniform and may be made selectively among eligible employees who receive or are eligible to receive awards under the Plan, whether or not such eligible employees are similarly situated. The Committee or the Board may amend this PSU award to the extent provided in the Plan or this PSU award.

The Plan is hereby incorporated by reference. In the event of any conflict between the Plan and this PSU award, the provisions of the Plan shall control and this PSU award shall be deemed modified accordingly.

25.

Acknowledgment (Prior Performance Awards): As a condition to receiving this PSU award, the participant hereby acknowledges and agrees to the following amendments in respect of the participant’s 2021-2023 EPP issued in February 2021 (the “2021-2023 EPP”) and the participant’s 2022-2024 PSUs issued in February 2022 (the “2022-2024 PSUs”)

under the Kellogg Company 2017 Long-Term Incentive Plan (the “2017 Plan”) pursuant to the 2021-2023 Executive Performance Plan Terms and Conditions agreement and the Acceptance Agreement (collectively, the “2021 Award Agreement”) and the Performance Stock Unit Terms and Conditions 2022-2024 agreement dated February 2022 and the Acceptance Agreement (collectively, the “2022 Award Agreement”, and together with the 2021 Award Agreement, collectively, the “Award Agreements”):

(a)

Effective as of the Grant Date, the second paragraph of Section 4 of the participant’s Award Agreements shall be null and void and replaced in its entirety with the following, provided, that, in respect of the 2021 Award Agreement, references to “Performance Stock Units” below shall be references to “Performance Share Units”:

“Upon the participant’s termination of employment with the Company due to the participant’s death, Disability or Retirement prior to the Vesting Date, Performance Stock Units will continue to vest and the participant will be eligible for a prorated award upon vesting; provided, however, that in the event a participant’s employment terminates due to Retirement, to the extent necessary to comply with the terms of the Plan, the participant shall have been actively employed for a minimum of one year following the grant date and prior to the date of Retirement to be eligible for any such continued vesting. In such cases, the factor for proration will be calculated by dividing the number of days the participant actively provided services to the Company (including weekends, holidays, and vacation, but not including time on severance) during the period from the Grant Date through the termination date by the total number of days from the grant date through the Vesting Date (the “Vesting Period”). For example, if a participant is actively employed by the Company during the entire year of the first fiscal year of the Performance Period but retires on the first day of the second fiscal year of the Vesting Period, the pro-ration factor will be 33% calculated by dividing days actively employed by the Company (365) by the total number of days in the Vesting Period. Participants will forfeit, without further notice and effective as of their date of termination any unvested Performance Stock Units if their employment with the Company terminates prior to the Vesting Date for any reason other than due to the participant’s death, Disability or Retirement.”

(b)

In the event that Kellogg Company completes the Spin-Off before the end of the applicable Performance Period (for purposes of this Section 25, as defined in the applicable Award Agreement) for the 2021-2023 EPP (the “2021-2023 Performance

Period”) and the 2022-2024 PSUs (the “2022-2024 Performance Period”), then, upon approval by the Committee in connection with the Spin-Off:

(i)

The 2021-2023 Performance Period and the 2022-2024 Performance Period, as applicable, will be terminated as of the Spin-Off (in lieu of the original end date of the applicable Performance Period) and a number (which could be zero, depending on actual performance) of Performance Stock Units will be deemed to have met the performance goals as of such date (as applicable, the “Earned 2021-2023 EPP” or “Earned 2022-2024 PSUs”);

(ii)

Any Earned 2021-2023 EPP and Earned 2022-2024 PSUs, as applicable, will vest based on the participant’s continued employment with Kellogg Company (or its successor) or Cereal Co. (as applicable) through the original Vesting Date (except as provided otherwise in Section 4 or 9 of the applicable Award Agreement, as amended by Section 25(a) above); and

(iii)

In connection with the Spin-Off, the 2021-2023 EPP and 2022-2024 PSUs and the applicable Award Agreements may be modified or amended to reflect the participant’s continued employer after the Spin-Off and the changes described above. For example, if the participant were to be employed by Cereal Co. after the Spin-Off, the Earned 2021-2023 EPP and Earned 2022-2024 PSUs will be amended as necessary to reflect that the vesting of the Performance Stock Units is contingent upon the participant’s continued employment by Cereal Co.

For the avoidance of doubt, the foregoing terms shall only apply to the participant to the extent that the participant (or any permitted transferee) holds any 2021-2023 EPP and/or 2022-2024 PSUs, and, to the extent the participant does not hold either or both awards, as applicable, this Section 25(b) shall not apply and shall be deemed null and void. All decisions regarding the effect of the Spin-Off on the 2021-2023 EPP and 2022-2024 PSUs will be made by the Committee, and such decisions will be final and binding.

26.

Severability: The provisions of this PSU award are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

These terms and conditions are subject to the provisions of the Kellogg Company 2022 Long-Term Incentive Plan document and any additional terms and conditions as determined by the Committee.

Date: February 2023